Exhibit 99.1

Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Results for Quarter Ending

September 30, 2013

Houston, TX, November 6, 2013 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the current quarter of fiscal 2014 ending September 30, 2013, with comparisons to the previous quarter ending June 30, 2013, and the year-ago quarter ending September 30, 2012.

Quarterly highlights include:

•                  Earned $1.3 million, or $0.04 per diluted share, a 32% increase over the year-ago quarter and a 38% increase over the previous quarter

•                  Generated revenues of $4.6 million, an 8% increase over the year-ago quarter and a 14% decrease from the previous quarter

•                  Delhi production of 438 net barrels of oil (“BO”) per day (5,912 gross), an increase of 17% over the year-ago quarter and a decrease of 18% from the previous quarter

•                  Resumption of injection adjacent to remediated area of the Delhi Field

Results for the current quarter were adversely impacted by the previously disclosed remediation work temporarily ongoing at the Delhi Field. Operating results in the field are expected to gradually improve in the second quarter of fiscal 2014 as production is beginning to respond to development work completed in calendar 2012 and 2013. Additional production improvement is expected due to the reported resumption of CO2 injection adjacent to the portion of the field directly affected by the fluids release. The operator has further reported that remediation is nearly complete.

Compared to the year-ago quarter, results were also impacted by the sale of all producing properties in the Giddings Field in Texas other than our GARP® installed wells. Giddings property sales were effective in December 2012 and June 2013.

Meanwhile, a sixth commercial installation of GARP® was completed and brought on line in the Appelt well in the Giddings Field with good results.

Robert Herlin, President and CEO, said: “We were able to generate improved earnings and considerable net cash flow during the quarter despite the temporary effects of the Delhi remediation and the permanent effects of the Giddings property sales.  We expect the Delhi Field to resume its production growth and the company to begin benefitting from our reversionary working interest later in fiscal 2014. These catalysts, combined with the growth potential from our GARP® technology, continue to support our intent to begin directly sharing our success with shareholders, while funding growth capital expenditures at Delhi and in our GARP® business.”

Financial Results

Revenues in the current quarter were $4.6 million, a sequential decline from the previous quarter of 14% and an increase of 8% over the year-ago quarter.  Net income to common shareholders was $1.3 million, or $0.04 per diluted share, an increase of 38% over the previous quarter’s $0.9 million ($0.03 per diluted share) and an increase of 32% over the $1.0 million in the year-ago quarter ($0.03 per diluted share).

Compared to the previous quarter, oil production declined 19% to 454 BO per day on a 5% higher oil price of $109.80 per barrel.  Total volumes for the current quarter were 474 barrels of oil equivalent (“BOE”) per day compared to 583 BOE per day in the previous quarter. Compared to the year-ago quarter, oil production increased 7% on a 7% higher average oil price. NGL and natural gas volumes declined 87% from 156 BOE per day in the year-ago quarter to 20 BOE per day, contributing 7% of revenues during the year-ago quarter compared to less than 1% in the current quarter. The property sales of all of our non-GARP® producing assets in the Giddings Field were the primary factors in the decrease in NGL and natural gas volumes and partially offset our growth in Delhi oil volumes from the year-ago quarter.

Lease operating expense declined 10% to $0.4 million compared to the previous quarter and increased 30% over the year-ago quarter. The increase over the year-ago quarter was primarily due to added GARP® installations and work-overs in our two wells in the Mississippian Lime project and our two producers in the Lopez Field in South Texas. Those factors also partially offset the effect of the Giddings property sales that generated the decline from the year-ago quarter. Lease operating expense per BOE increased to $9.58 compared to $8.75 in the previous quarter and $6.32 in the year-ago quarter.

General and administrative expense was $1.9 million, a 12% decrease from the previous quarter and a 13% increase over the year-ago quarter. The decrease from the prior quarter was primarily due to nonrecurring items in the previous quarter including the Delhi NGL study and costs of updating our registration statements, as well as year-end adjustments to the bonus accrual. The increase from the year-ago quarter was due primarily to increased compensation and investor relations expense.

Delhi Field

Delhi volumes declined 18% from the previous quarter to 438 net BO per day (5,912 gross). While production was 17% greater than the year-ago quarter’s 375 net BO per day (5,057 gross BO), production continued to be adversely impacted by the previously disclosed remediation of the June 2013 fluids release. CO2 injection in the area of the field surrounding the fluids release was temporarily suspended in June in order to lower reservoir pressure that supports oil production. Accordingly, this action lowered oil production in the affected area. The operator has stated that remediation is nearly complete, expected total gross remediation costs by the operator are now estimated to be $98 million, and the previously abandoned well believed to be the source of the fluids has been re-plugged. Furthermore, CO2 injection has resumed adjacent to the area affected by the fluids release.  In addition, the operator is continuing work to plug a nearby well as a precaution and expects to re-plug additional wells in the field. Resumption of injection should begin restoring oil production in the affected area, and overall field performance should begin reflecting response from development work in calendar 2012 through the first half of calendar 2013. As previously reported, the temporary reduction in oil production and increase in field costs, partially offset by lower CO2 purchase costs, insurance recoveries and application of the operator’s indemnification of EPM (which is being disputed by the operator), are expected to delay reversion of our 24% working interest from the previous forecast of late calendar 2013. Any delay in the reversion would be partially offset by a corresponding reduction in our previously projected net capital expenditures at Delhi.

Looking forward, gross production at Delhi is projected in our June 30, 2013 independent reserves report to exceed 12,000 BO per day plus associated NGLs and natural gas in calendar 2017.

GARP®

We continued commercialization work related to our patented artificial lift technology trademarked as GARP®, or gas assisted rod pump. The technology was installed in the Appelt well in the Giddings Field and resulted in production increasing from near zero rate to approximately 8 BO per day plus a small amount of natural gas. Previous installations of GARP® continue to perform as expected. Accordingly, we are intensifying our efforts to expand and commercialize this core business and expect to provide additional details in the near term.

Mississippian Lime Project

The operator completed the test of the Hendrickson well in the upper portion of the formation with marginal results. The well was then recompleted into a Skinner reservoir as a producing oil well. The operator has proposed a new test of the Mississippian Lime that we are considering.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Thursday, November 7th at 11:00 a.m. (10:00 a.m. Central) to discuss results. To access the call, please dial 1-877-317-6789 (U.S.), 1-412-317-6789 (International) or 1-866-605-3852 (Canada). To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through November 22, 2013 at 9:00 a.m. Eastern Time by calling 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International) and providing the passcode 10036498. The webcast will also be archived on the Company’s website.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2013 include 13.8 MMBOE of proved, 11.2 MMBOE of probable reserves, 3.7 MMBOE of possible reserves, and no debt.  Assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field and a patented artificial lift technology designed to extend the life and ultimate recoveries of wells with oil or associated water production. Other assets include royalty interests in almost 3,000 net acres in the Giddings Field in Texas and an interest in a joint venture in the Mississippian Lime play in Kay County, OK. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012

Revenues
Crude oil	$4,591,377	$4,005,422
Natural gas liquids	24,146	119,611
Natural gas	18,176	166,513
Total revenues	4,633,699	4,291,546

Operating Costs
Lease operating expenses	409,847	316,169
Production taxes	8,403	21,373
Depreciation, depletion and amortization	309,673	296,917
Accretion of discount on asset retirement obligations	12,928	21,107
General and administrative expenses *	1,928,951	1,705,424
Total operating costs	2,669,802	2,360,990
Income from operations	1,963,897	1,930,556

Other
Interest income	7,703	5,616
Interest (expense)	(16,513)	(16,428)
	(8,810)	(10,812)

Income before income taxes	1,955,087	1,919,744

Income tax provision	482,636	760,218

Net Income	$1,472,451	$1,159,526

Dividends on Preferred Stock	168,575	168,575

Net income available to common shareholders	$1,303,876	$990,951

Basic	$0.05	$0.04

Diluted	$0.04	$0.03

Weighted average number of common shares

Basic	28,607,320	27,938,297

Diluted	32,211,265	31,763,488

*General and administrative expenses for the three months ended September 30, 2013 and 2012 included non-cash stock-based compensation expense of $373,438 and $353,790, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(Unaudited)

	September 30,	June 30,
	2013	2013

Assets
Current assets
Cash and cash equivalents	$25,677,097	$24,928,585
Certificates of deposit	250,000	250,000
Receivables
Oil and natural gas sales	1,621,720	1,632,853
Income taxes	281,970	281,970
Joint interest partner	21,784	49,063
Other	—	918
Deferred tax asset	26,133	26,133
Prepaid expenses and other current assets	212,606	266,554
Total current assets	28,091,310	27,436,076

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $4,161,816 and $4,112,704 at September 30, 2013 and June 30, 2013, respectively, were excluded from amortization	38,923,477	38,789,032
Other property and equipment	45,531	52,217
Total property and equipment	38,969,008	38,841,249

Advances to joint interest operating partner	46,364	26,059
Other assets	243,377	252,912

Total assets	$67,350,059	$66,556,296

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$279,566	$642,018
Due to joint interest partner	100,347	127,081
Accrued compensation	392,474	1,385,494
Royalties payable	131,457	91,427
Income taxes payable	638,225	233,548
Other current liabilities	663,488	153,182
Total current liabilities	2,205,557	2,632,750

Long term liabilities
Deferred income taxes	8,491,364	8,418,969
Asset retirement obligations	201,416	615,551
Deferred rent	48,579	52,865

Total liabilities	10,946,916	11,720,135

Commitments and contingencies (Note 11)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares authorized, 317,319 shares issued and outstanding at September 30, 2013, and June 30, 2013 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued 28,599,669 shares at September 30, 2013, and 29,410,858 at June 30, 2013; outstanding 28,599,669 shares and 28,608,969 shares as of September 30, 2013 and June 30, 2013, respectively	28,599	29,410
Additional paid-in capital	31,057,316	31,813,239
Retained earnings	25,316,911	24,013,035
	56,403,143	55,856,001
Treasury stock, at cost, no shares and 801,889 shares as of September 30, 2013 and June 30, 2013, respectively	—	(1,019,840)

Total stockholders’ equity	56,403,143	54,836,161

Total liabilities and stockholders’ equity	$67,350,059	$66,556,296

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,
	2013	2012

Cash flows from operating activities
Net Income	$1,472,451	$1,159,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	319,885	307,129
Stock-based compensation	373,438	353,790
Accretion of discount on asset retirement obligations	12,928	21,107
Settlements of asset retirement obligations	—	(22,211)
Deferred income taxes	72,395	599,052
Deferred rent	(4,286)	(4,287)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	11,133	(273,168)
Receivables from income taxes and other	918	—
Due to/from joint interest partner	(14,614)	(49,344)
Prepaid expenses and other current assets	53,948	56,630
Accounts payable and accrued expenses	(1,186,110)	(637,799)
Royalties payable	40,030	(51,810)
Income taxes payable	404,677	161,166
Net cash provided by operating activities	1,556,793	1,619,781

Cash flows from investing activities
Proceeds from asset sales	66,753	—
Acquisitions of oil and natural gas properties	(50,154)	(743,720)
Development of oil and natural gas properties	(544,060)	(1,868,892)
Advances to joint venture operating partner	—	(101,790)
Other assets	(1,913)	(14,684)
Net cash used in investing activities	(529,374)	(2,729,086)

Cash flows from financing activities
Preferred stock dividends paid	(168,575)	(168,575)
Purchases of treasury stock	(117,182)	—
Recovery of short swing profits	6,850	—
Deferred loan costs	—	(16,211)
Net cash used in financing activities	(278,907)	(184,786)

Net increase (decrease) in cash and cash equivalents	748,512	(1,294,091)

Cash and cash equivalents, beginning of period	24,928,585	14,428,548

Cash and cash equivalents, end of period	$25,677,097	$13,134,457

Our supplemental disclosures of cash flow information:

	Three Months Ended
	September 30,
	2013	2012
Income taxes paid	$—	$—

Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(131,290)	124,372
Change in due to joint interest partner used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(5,146)	(646,932)
Oil and natural gas properties incurred through recognition of asset retirement obligations	45,172	8,558

Results of Operations - Quarter

	Three Months Ended
	September 30,			%
	2013	2012	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl)	41,815	39,082	2,733	7.0%

NGLs (Bbl)	797	3,381	(2,584)	(76.4)%

Natural gas (Mcf)	6,187	65,869	(59,682)	(90.6)%
Crude oil, NGLs and natural gas (BOE)	43,643	53,441	(9,798)	(18.3)%

Revenue data:

Crude oil	$4,591,377	$4,005,422	$585,955	14.6%

NGLs	24,146	119,611	(95,465)	(79.8)%

Natural gas	18,176	166,513	(148,337)	(89.1)%
Total revenues	$4,633,699	$4,291,546	$342,153	8.0%

Average price:
Crude oil (per Bbl)	$109.80	$102.49	$7.31	7.1%
NGLs (per Bbl)	30.30	35.38	(5.08)	(14.6)%
Natural gas (per Mcf)	2.94	2.53	0.41	16.2%
Crude oil, NGLs and natural gas (per BOE)	$106.17	$80.30	$25.87	32.2%

Expenses (per BOE)
Lease operating expense	$9.39	$5.92	$3.47	58.6%
Production taxes	$0.19	$0.40	$(0.21)	(52.5)%
Depletion expense on oil and natural gas properties (a)	$6.91	$5.33	$1.58	29.6%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $7,921 and $12,249, for the three months ended September 30, 2013 and 2012, respectively.

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